Explanation of Responses

(1)
Amendment to correct the numbers of shares of Class A Common Stock reported as indirectly held through SEG Partners L.P. (“SEG Partners”) and SEG Partners II, L.P. (“SEG Partners II”), the number of shares of Class B Common Stock reported as indirectly held through SEG Partners, and the numbers of Common Membership Interests reported as indirectly held through SEG Partners and SEG Partners II, following the reported transactions.

(2)
This Form 4 is being filed on behalf of Select Equity Group, SEG Partners, SEG Partners II, SEG Partners Offshore Master Fund, Ltd. (“SEG Master Offshore” and, together with SEG Partners and SEG Partners II, the “SEG Funds”) and George S. Loening.  Select Equity Group serves as the investment advisor to the SEG Funds, and Mr. Loening is the majority owner of Select Equity Group and managing member of the general partner of Select Equity Group.  Each of Select Equity Group and George S. Loening may be deemed to indirectly beneficially own shares held directly by the SEG Funds, and each disclaims beneficial ownership of all such shares except to the extent of any indirect pecuniary interest therein.  No SEG Fund has a pecuniary interest in any securities held directly by any other SEG Fund.

(3)	Limited liability company interests of SSE Holdings, LLC (“Common Membership Interests”) were exchanged on a one for one basis into shares of Class A Common Stock.

(4)
In connection with the exchange of Common Membership Interests for Class A Common Stock, Class B Common Stock was cancelled for no consideration pursuant to the terms of the Amended and Restated Certificate of Incorporation of the Issuer.

(5)	Price of $60.00 per share does not reflect underwriting discounts or fees.

(6)	Class A Common Stock held directly by SEG Partners.

(7)	Class B Common Stock held directly by SEG Partners.

(8)	Class A Common Stock held directly by SEG Partners.

(9)	Class A Common Stock held directly by SEG Partners II.

(10)	Class A Common Stock held directly by SEG Partners II.

(11)	Common Membership Interests held directly by SEG Partners.

(12)	Common Membership Interests held directly by SEG Partners II.